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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Amendment No. 4 to Registration Statement on Form S-1 of Omega Protein Corporation (formerly known as Marine Genetics Corporation) (the 'Company') relating to the registration of 8,000,000 shares of the Company's common stock, $.01 par value, of our report dated December 11, 1997, except for Notes 16 and 17, as to which the dates are January 26, 1998 and February 16, 1998, respectively, on our audits of the consolidated financial statements of the Company and of our report dated December 11, 1997 on our audits of the financial statement schedule II. We also consent to the reference to our firm under the captions 'Experts.'


                                          COOPERS & LYBRAND L.L.P.


Houston, Texas
April 2, 1998


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